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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Acasti Pharma Inc.

We consent to the use of our report dated June 27, 2018, with respect to the statements of financial position as at March 31, 2018 and 2017 of Acasti Pharma Inc., the related statements of earnings and comprehensive loss, changes in equity and cash flows for the periods ended March 31, 2018, March 31, 2017 and February 29, 2016, and the related notes (collectively the “financial statements”), incorporated by reference herein, which report appears in the March 31, 2018 annual report on Form 20-F of Acasti Pharma Inc.

Our report dated June 27, 2018 contains an explanatory paragraph that states that Acasti Pharma Inc. has incurred operating losses and negative cash flows from operations since inception, that its current assets are projected to be significantly less than what will be needed, and that it needs to obtain additional financing, which indicate the existence of a material uncertainty that casts substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary if the going concern basis was not appropriate.

Our report dated June 27, 2018 also contains an explanatory paragraph that states that the financial statements of Acasti Pharma Inc. as at February 28, 2017 and for the twelve-month and one-month periods ended February 28, 2017 and March 31, 2017 respectively are unaudited. Accordingly, we do not express an opinion on them.

/s/ KPMG LLP

September 21, 2018

Montréal, Canada

*CPA auditor, CA, public accountancy permit No. A122596

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